Exhibit 99.1

ALTRIA GROUP, INC. CONFIRMS DISCUSSIONS WITH PHILIP MORRIS INTERNATIONAL, INC. REGARDING POTENTIAL ALL-STOCK, MERGER OF EQUALS

Richmond, VA - Altria Group, Inc. (Altria) (NYSE: MO) today announced that it is in discussions with Philip Morris International, Inc. (NYSE: PM) regarding a potential all-stock, merger of equals. There can be no assurance that any agreement or transaction will result from these discussions. Additionally, there can be no assurance that if an agreement is reached, that a transaction will be completed.  Any transaction would be subject to the approval of the two companies’ boards and shareholders, and regulators, as well as other conditions.  Altria intends to make no further comment regarding the discussions unless and until it is appropriate to do so.

Forward-Looking and Cautionary Statements
This release contains forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause outcomes to differ materially from those contained in such forward-looking statements are included in its Annual Report on Form 10-K for the year ended December 31, 2018 and its Quarterly Report on Form 10-Q for the period ended June 30, 2019.
Altria cautions that it does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Altria's Profile
Altria’s wholly-owned subsidiaries include Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC), John Middleton Co. (Middleton), Sherman Group Holdings, LLC and its subsidiaries (Nat Sherman), Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and Philip Morris Capital Corporation (PMCC). Altria holds equity investments in Anheuser-Busch InBev SA/NV (ABI), JUUL Labs, Inc. (JUUL) and Cronos Group Inc. (Cronos).
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen® and Skoal®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™ and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission.
More information about Altria is available at altria.com and on the Altria Investor app, or follow Altria on Twitter, Facebook and LinkedIn.

Contacts:

Altria Client Services
Investor Relations
804-484-8222

6601 West Broad Street, Richmond VA 23230

or

Altria Client Services
Media Relations
804-484-8897

Source: Altria Group, Inc.

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